UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2017

Prosper Marketplace, Inc.
(Exact name of registrant as specified in its charter)
33-179941-01
(Commission File Number)
73-1733867
(I.R.S. Employer Identification Number)

Delaware
(State or other jurisdiction of incorporation or organization)

6199
(Primary Standard Industrial Classification Code Number)

221 Main Street, 3rd Floor
San Francisco, CA  94105
(415) 593-5400
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registrant’s telephone number, including area code: (415) 593-5400

Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
On September 20, 2017, Prosper Marketplace, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with LPG Capital GP Limited, a Cayman Islands exempted company with limited liability (the “Share Purchaser”), pursuant to which the Company agreed to issue and sell to such Share Purchaser 37,249,497 shares of the Company’s Series G Preferred Stock (the “Shares”) for an aggregate purchase price of $50 million.
The Share Purchaser will have the right to convert the Shares into common stock of the Company upon request. In addition, each Share will automatically convert into the Company’s common stock (i) immediately prior to the closing of an initial public offering that values the Company at least at $2 billion and that results in aggregate proceeds to the Company of at least $100 million or (ii) upon a written request from the holders of at least 60% of the voting power of the outstanding preferred stock (on an as converted basis), provided that the Series G Preferred Stock will not be converted without the vote of at least 60% of the voting power of the outstanding Series G Preferred Stock. At present, the Series G Preferred Stock converts into the Company’s common stock at a 1:1 ratio, which is subject to, among certain customary adjustments, adjustment based upon the exercisability of outstanding warrants to purchase the Company’s Series F Preferred Stock and the exercisability of the warrants to purchase the Company’s Series E-2 Preferred Stock when and if issued.
The Company issued the Shares in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”), as set forth in Section 4(a)(2) of the Securities Act relative to sales by an issuer not involving any public offering.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 21, 2017, Aaron Vermut notified the Board of Directors of the Company of his decision to resign as a director of the Company, effective immediately.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: September 22, 2017	By:	/s/ Sachin Adarkar
Sachin Adarkar
General Counsel and Secretary